As filed with the Securities and Exchange Commission on December 20, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

YELLOW ROADWAY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	48-0948788
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10990 Roe Avenue Overland Park, Kansas	66211
(Address of Principal Executive Officer)	(Zip Code)

Yellow Roadway Corporation 2004 Long-Term Incentive and Equity Award Plan

(Full title of the plans)

Daniel J. Churay

Yellow Roadway Corporation

Senior Vice President, General Counsel and Secretary

10990 Roe Avenue

Overland Park, Kansas 66211

(Name and address of agent for service)

(913) 696-6100

(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(3)
Common Stock, par value $1.00 per share	3,430,000 shares (2),(3)	$52.91	$181,481,300	$21,391.89

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 and based upon the average of the high and low sales prices of a share of Common Stock as reported by the NASDAQ Stock Market on December 16, 2004.

(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. Also includes an indeterminable number of shares of Common Stock issuable as a result of the anti-dilution provisions of the plan.

(3)	In accordance with Rule 457, the registration fees associated with an aggregate amount of 20,000 shares previously registered under the Yellow Corporation Directors’ Stock Compensation Plan, as amended, on Registration Statement No. 333-49618 filed with the Securities and Exchange Commission (the “Commission”) on November 9, 2000, 215,000 shares previously registered under the Yellow Corporation 1999 Stock Option Plan, on Registration Statement No. 333-49620 filed with the Commission on November 9, 2000, and 195,000 shares previously registered under the Yellow Corporation 2002 Stock Option and Share Award Plan on Registration Statement No. 333-88268 filed with the Commission on May 15, 2002, are being carried forward from such Registration Statements. In connection with Registration Statement Nos. 333-49618, 333-49620, and 333-88268, registration fees of $94.71, $1,018.13 and $488.95, respectively, were previously paid with respect to 430,000 shares being registered hereunder, and pursuant to Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Commission (July 1997) and Instruction E to the General Instructions to Form S-8, the registrant has carried forward such registration fees. As a result of the carry forward, the registration fee of $22,993.68 has been reduced by $1,601.79, and the registration fee paid with this filing reflects the reduction for the fee carry forward.

Concurrently with its filing of this registration statement, the registrant is filing a post-effective amendment to Registration Statement No. 333-49618 to deregister 20,000 shares of the 100,000 shares of Common Stock registered under the Yellow Corporation Directors’ Stock Compensation Plan on Registration Statement No. 333-49618.

Concurrently with its filing of this registration statement, the registrant is filing a post-effective amendment to Registration Statement No. 333-49620 to deregister 215,000 shares of the 1,000,000 shares of Common Stock registered under the Yellow Corporation 1999 Stock Option Plan on Registration Statement No. 333-49620.

Concurrently with its filing of this registration statement, the registrant is filing a post-effective amendment to Registration Statement No. 333-88268 to deregister 195,000 shares of the 1,000,000 shares of Common Stock registered under the Yellow Corporation 2002 Stock Option and Share Award Plan on Registration Statement No. 333-88268.

PART I

ITEM 1.	PLAN INFORMATION.*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

Yellow Roadway Corporation, a Delaware corporation (“Yellow”, the “Company” or “Registrant”), incorporates by reference in this Registration Statement the following:

(i)	the Company’s Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended December 31, 2003;

(ii)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004;

(iii)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004;

(iv)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004;

(v)	the Company’s Current Reports on Form 8-K filed on December 18, 2003, as amended, February 19, 2004, as amended, March 17, 2004, May 20, 2004, May 25, 2004, June 18, 2004; September 16, 2004; and December 13, 2004,

(vi)	the description of the Company’s common stock, $1.00 par value per share, contained in the Company’s Registration Statement on Form 10 filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any amendments; and

(vii)	all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.	DESCRIPTION OF SECURITIES.

Description of Yellow Roadway Corporation Common Stock

The Company’s certificate of incorporation authorizes the issuance of up to 120,000,000 common shares, par value $1.00 per share. As of November 30, 2004, there were 50,825,136 common shares issued, which included 48,729,713 outstanding shares and 2,095,423 treasury shares. Holders of the Company’s common shares are entitled to one vote per share with respect to each matter presented to the Company’s stockholders on which the holders of common shares are entitled to vote. Subject to the preferences applicable to any outstanding preferred stock, the holders of common shares are entitled to receive ratably any dividends declared by the Company’s board of directors out of funds legally available for that purpose. In the event of liquidation, holders of common shares will be entitled to receive any assets remaining after the payment of the Company’s debts and the expenses of the liquidation, subject to such preferences applicable to any outstanding preferred stock. The holders of the Company’s common shares have no pre-emptive, subscription or conversion rights. All issued and outstanding shares of common stock are validly issued, fully paid and nonassessable.

Delaware Anti-Takeover Law

The Company is a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Under Section 203, certain “business combinations” between a Delaware corporation and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

•	the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before such stockholder became an interested stockholder;

•	upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by directors who are also officers and (b) by employee stock plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

•	the business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors.

Under the Delaware General Corporation Law, the term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions that increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.

Anti-Takeover Effects of the Company’s Certificate of Incorporation and Bylaws

In addition, the Company’s certificate of incorporation provides that certain “business combinations” require an affirmative vote of holders of at least 80% of the voting power of the then outstanding capital stock entitled to vote generally in the election of directors.

The Company’s certificate of incorporation also contains restrictions on such business combinations by requiring the approval of a majority of continuing directors, as well as by requiring that certain fair price provisions be satisfied. Continuing directors are directors (a) serving as directors prior to June 1, 1983, (b) serving as directors before the substantial stockholder acquired 10% of the then outstanding voting shares or (c) designated as continuing directors by a majority of the then continuing directors prior to the directors’ election. Fair price provisions in the Company’s certificate of incorporation mandate that the amount of cash and the fair market value of other consideration to be received per share by holders of common stock not fall below certain ratios.

The term “business combination” is defined in the Company’s certificate of incorporation generally to include any merger or consolidation of the Company or any subsidiary with or into any substantial stockholder or any other corporation, whether or not itself a substantial stockholder which, after such merger or consolidation, would be an affiliate of a substantial stockholder, transactions with a substantial stockholder involving assets or stock of the Company or any majority-owned subsidiary with an aggregate fair market value of $5,000,000 or more, and transactions that increase a substantial stockholder’s percentage ownership of the Company’s capital stock. A “substantial stockholder” is defined generally as any person who is or becomes the beneficial owner of not less than 10% of the voting shares, together with any affiliate of such stockholder. An “affiliate” has the meaning set forth in the rules under the Securities Exchange Act of 1934, as amended.

The Company’s certificate of incorporation also provides that stockholders may act only at an annual or special meeting of stockholders and not by written consent. The Company’s bylaws provide that special meetings of the stockholders can be called only by the Chairman of the Board, the Chief Executive Officer or a majority of the Company’s board of directors. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities. These provisions may also discourage another person or entity from making an offer to stockholders for the common stock. This is because the person or entity making the offer, even if it acquired a majority of the Company’s outstanding voting securities, would be unable to call a special meeting of the stockholders and would be unable to obtain unanimous written consent of the stockholders. As a result, any meeting as to matters they endorse, including the election of new directors or the appraisal of a merger, would have to wait for the next duly called stockholders meeting.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

The legality of the securities offered hereby has been passed upon by Daniel J. Churay, Vice President, General Counsel and Secretary of the Company, 10990 Roe Avenue, Overland Park, Kansas 66211. As of December 15, 2004, Mr. Churay beneficially owned approximately 98 shares of Common Stock and also has rights to receive shares under 6,445 restricted share units, 50% of which vest three years from the date of grant and 50% of which vest six years from the date of grant, with the earliest vesting date in 2006.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Certificate of Incorporation and Bylaws of the Company together provide that Yellow’s directors shall not be personally liable to Yellow or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to Yellow or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”), or (iv) any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation and Bylaws of Yellow also provide that if the DGCL is amended to permit further elimination of limitation of the personal liability of the directors, then the liability of Yellow’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Yellow maintains directors’ and officers’ liability insurance against any actual or alleged error misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer, excluding certain maters including fraudulent, dishonest or criminal acts or self-dealing.

DGCL Section 102(b)(7) provides that Yellow may indemnify a present or former director if such director conducted himself or herself in good faith and reasonably believed, in the case of conduct in his or her official capacity, that his or her conduct was in Yellow’s best interests.

DGCL Section 145 provides that Yellow may indemnify its directors and officers, as well as other employees and individuals (each an “Indemnified Party”, and collectively, “Indemnified Parties”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than in connection with actions by or in the right of Yellow (a “derivative action”), if an Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to Yellow’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that Yellow may only indemnify an Indemnified Party for expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such derivative action. Additionally, in the context of a derivative action, DGCL Section 145 requires a court approval before there can be any indemnification where an Indemnified Party has been found liable to Yellow. The statute provides that it is not exclusive of other indemnification arrangements that may be granted pursuant to a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

In the Agreement and Plan of Merger among Yellow Corporation, Yankee LLC, a wholly owned subsidiary of Yellow (“Sub”), and Roadway Corporation (“Roadway”), dated as of July 8, 2003, pursuant to which Roadway merged with and into Sub, with Sub as the surviving company (the “Roadway Merger”), Yellow has agreed to indemnify the former officers and directors of Roadway from liabilities arising out of actions or omissions in their capacity as such prior to the effective time of the Roadway Merger, and advance reasonable litigation expenses incurred in connection with such actions or omissions, to the full extent permitted under Roadway’s certificate of incorporation and bylaws. Further, for a period of six years after the effective time of the Roadway Merger, Yellow will provide Roadway’s officers and directors with an insurance and indemnification policy that provides coverage for acts or omissions through the effective time of the Roadway Merger; provided that the maximum aggregate amount of premiums that Yellow will be required to pay to provide and maintain this coverage does not exceed $3,944,400 per year.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit No.		Description

4.1	—	Certificate of Incorporation of Yellow Corporation (incorporated by reference to Exhibit 3.1 to Yellow Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002, Reg. No. 000-12255).

4.2	—	Certificate of Amendment to the Certificate of Incorporation of Yellow Corporation changing the name of the Company to Yellow Roadway Corporation (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-8, filed December 23, 2003, SEC File No. 333-111499).

4.3	—	Bylaws of Yellow Roadway Corporation (incorporated by reference to Exhibit 3.1 to Yellow Roadway Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, Reg. No. 000-12255).

4.4	—	Paying Agency Agreement dated April 26, 1993 between Yellow Corporation and Citibank, N.A. (incorporated by reference to Exhibit 4.4 to Yellow Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002, Reg. No. 000-1255).

4.5	—	Indenture (including form of note) dated August 8, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to Yellow Corporation’s 5.0% Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.5 to Yellow Corporation’s Registration Statement on Form S-4, filed on August 19, 2003, Reg. No. 333-108081).

4.6	—	Registration Rights Agreement dated August 8, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Securities Inc., as representative of the initial purchasers (incorporated by reference to Exhibit 4.6 to Yellow Corporation’s Registration Statement on Form S-4, filed on August 19, 2003, Reg. No. 333-108081).

4.7	—	Indenture (including form of note) dated November 25, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to Yellow Corporation’s 3.375% Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.7 to Yellow Roadway Corporation’s Registration Statement on Form S-8, filed on December 23, 2003, Reg. No. 333-111499).

4.8	—	Registration Rights Agreement dated November 25, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Securities Inc., as representative of the initial purchasers (incorporated by reference to Exhibit 4.8 to Yellow Roadway Corporation’s Registration Statement on Form S-8, filed on December 23, 2003, Reg. No. 333-111499).

4.9	—	Indenture (including form of note) dated November 30, 2001 among Roadway Corporation (predecessor in interest to Roadway LLC), certain subsidiary guarantors and SunTrust Bank, as trustee, relating to Roadway’s 8 ¼% Senior Notes due December 1, 2008 (incorporated by reference to Exhibit 4.9 to Yellow Roadway Corporation’s Registration Statement on Form S-8, filed on December 23, 2003, Reg. No. 333-111499).

4.10*	—	Yellow Roadway Corporation 2004 Long-Term Incentive and Equity Award Plan

5.1*	—	Opinion of Daniel J. Churay, Senior Vice President, General Counsel and Secretary of Yellow Roadway Corporation, regarding the legality of the securities to be offered hereby.

23.1*	—	Consent of KPMG LLP, independent accountants for Yellow Roadway Corporation.

23.2*	—	Consent of Ernst & Young LLP, independent accountants for Roadway Corporation.

23.3*	—	Consent of Daniel J. Churay (included in Exhibit 5.1)

24.1*	—	Powers of Attorney (included on the signature pages hereto).

*	Filed herewith.

ITEM 9.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on December 20, 2004.

Yellow Roadway Corporation

By:	/S/ DONALD G. BARGER, JR.
Donald G. Barger, Jr.
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald G. Barger, Jr., Todd G. Hacker and Daniel J. Churay, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 20th day of December, 2004.

Signature	Title

/S/ WILLIAM D. ZOLLARS William D. Zollars	Chairman of the Board of Directors, President and Chief Executive Officer (principal executive officer)

/S/ DONALD G. BARGER, JR. Donald G. Barger, Jr.	Senior Vice President and Chief Financial Officer (principal financial officer)

/S/ BHADRESH SUTARIA Bhadresh Sutaria	Vice President – Controller and Chief Accounting Officer (principal accounting officer)

/S/ CASSANDRA C. CARR Cassandra C. Carr	Director

/S/ HOWARD M. DEAN Howard M. Dean	Director

/S/ FRANK P. DOYLE Frank P. Doyle	Director

/S/ DENNIS E. FOSTER Dennis E. Foster	Director

/S/ JOHN J. FIEDLER John F. Fiedler	Director

/S/ JOHN C. MCKELVEY John C. McKelvey	Director

/S/ PHILLIP J. MEEK Phillip J. Meek	Director

/S/ WILLIAM L. TRUBECK William L. Trubeck	Director

/S/ CARL W. VOGT Carl W. Vogt	Director

EXHIBIT INDEX

Exhibit No.		Description

4.1	—	Certificate of Incorporation of Yellow Corporation (incorporated by reference to Exhibit 3.1 to Yellow Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002, Reg. No. 000-12255).

4.2	—	Certificate of Amendment to the Certificate of Incorporation of Yellow Corporation changing the name of the Company to Yellow Roadway Corporation (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-8, filed December 23, 2003, SEC File No. 333-111499).

4.3	—	Bylaws of Yellow Roadway Corporation (incorporated by reference to Exhibit 3.1 to Yellow Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, Reg. No. 000-12255).

4.4	—	Paying Agency Agreement dated April 26, 1993 between Yellow Corporation and Citibank, N.A. (incorporated by reference to Exhibit 4.4 to Yellow Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002, Reg. No. 000-1255).

4.5	—	Indenture (including form of note) dated August 8, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to Yellow Corporation’s 5.0% Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.5 to Yellow Corporation’s Registration Statement on Form S-4, filed on August 19, 2003, Reg. No. 333-108081).

4.6	—	Registration Rights Agreement dated August 8, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Securities Inc., as representative of the initial purchasers (incorporated by reference to Exhibit 4.6 to Yellow Corporation’s Registration Statement on Form S-4, filed on August 19, 2003, Reg. No. 333-108081).

4.7	—	Indenture (including form of note) dated November 25, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to Yellow Corporation’s 3.375% Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.7 to Yellow Roadway Corporation’s Registration Statement on Form S-8, filed on December 23, 2003, Reg. No. 333-111499).

4.8	—	Registration Rights Agreement dated November 25, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Securities Inc., as representative of the initial purchasers (incorporated by reference to Exhibit 4.8 to Yellow Roadway Corporation’s Registration Statement on Form S-8, filed on December 23, 2003, Reg. No. 333-111499).

4.9	—	Indenture (including form of note) dated November 30, 2001 among Roadway Corporation (predecessor in interest to Roadway LLC), certain subsidiary guarantors and SunTrust Bank, as trustee, relating to Roadway’s 8 ¼% Senior Notes due December 1, 2008 (incorporated by reference to Exhibit 4.9 to Yellow Roadway Corporation’s Registration Statement on Form S-8, filed on December 23, 2003, Reg. No. 333-111499).

4.10*	—	Yellow Roadway Corporation Retirement Savings Plan (as Amended and Restated Effective January 1, 2005).

5.1*	—	Opinion of Daniel J. Churay, Senior Vice President, General Counsel and Secretary of Yellow Roadway Corporation, regarding the legality of the securities to be offered hereby.

23.1*	—	Consent of KPMG LLP, independent accountants for Yellow Roadway Corporation.

23.2*	—	Consent of Ernst & Young LLP, independent accountants for Roadway Corporation.

23.3*	—	Consent of Daniel J. Churay (included in Exhibit 5.1)

24.1*	—	Powers of Attorney (included on the signature pages hereto).

*	Filed herewith.